Exhibit 99.1

April 19, 2022	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas to Participate in American Gas Association Financial Forum

TULSA, Okla. – April 19, 2022 – ONE Gas, Inc. (NYSE: OGS) today announced it will participate in the American Gas Association Financial Forum on Tuesday and Wednesday, May 17-18, 2022, in Miami Beach, Florida.

Robert S. McAnnally, president and chief executive officer, Caron Lawhorn, senior vice president and chief financial officer, and Curtis Dinan, senior vice president and chief operating officer, will be conducting a series of meetings with members of the investment community.

The materials utilized during the conference will be accessible on the ONE Gas website, www.onegas.com/investors/events-and-presentations on Monday, May 16, 2022, after the market closes.

ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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